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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                             (Amendment No. Three)*


                         Madison Bancshares Group, Ltd.
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    556596104
                                    ---------
                                 (CUSIP Number)

                               September 12, 2002
                               ------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / / Rule 13d-1(b)

                  /X/ Rule 13d-1(c)

                  / / Rule 13d-1(d)


-----------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP NO.  556596104               13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------

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     1       NAME OF REPORTING PERSON

             Peter DePaul
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          266,434
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         None
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            266,434
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             266,434
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                          / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             12.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO.  556596104               13G                     Page 3 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1.

         (a).  NAME OF ISSUER:

                     Madison Bancshares Group, Ltd.

         (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     Madison Bank Building
                     1767 Sentry Parkway West
                     Blue Bell, Pennsylvania 19422

ITEM 2.

         (a).  NAME OF PERSON FILING:

                     Peter DePaul

         (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     c/o Madison Bancshares Group, Ltd.
                     Madison Bank Building
                     1767 Sentry Parkway West
                     Blue Bell, Pennsylvania 19422

         (c).  CITIZENSHIP:

                     United States of America

         (d).  TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $1.00 per share

         (e).  CUSIP NUMBER:

                     556596104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b)(2), OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.



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CUSIP NO.  556596104               13G                     Page 4 of 5 Pages
--------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP.

         (a)   Amount Beneficially Owned:

                     266,434

         (b)   Percent of Class:

                     12.1%

         (c)   Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:         266,434

                 (ii)  Shared power to vote or to direct the vote:             0

                (iii)  Sole power to dispose or to direct the
                       disposition of:                                   266,434

                 (iv)  Shared power to dispose or to direct the
                       disposition of:                                         0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.



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CUSIP NO.  556596104               13G                     Page 5 of 5 Pages
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ITEM 10. CERTIFICATION.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          October 14, 2002
                                          --------------------------------------
                                          Date


                                          /s/ Peter DePaul
                                          --------------------------------------
                                          Name: Peter DePaul